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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of Lone Star Industries, Inc. on Form S-3 (File No. 33-55377) and S-8 (File Nos. 33-55277, 33-55261, 33-55229, 333-11057 and 333-11059) of our report, dated
February 3, 1997, which includes an explanatory paragraph related to the Company's reorganization effective April 14, 1994, accompanying the consolidated financial statements and financial statement schedule of Lone Star Industries, Inc. and Consolidated Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, the nine months ended December 31, 1994 and the three months ended March 31, 1994, which report is included in this Annual Report on Form 10-K.






Coopers & Lybrand L.L.P.
Stamford, Connecticut
March 24, 1997